UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): February 15, 2010

OAKRIDGE INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	-------------	98-0648307
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
Suite 1609, 16/F Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+1 206 424 7587
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
Upon Mr. Burney's resignation as described in Item 5.02 below, his Employment Agreement dated July 17, 2009 with the Company was terminated with effect from February 14, 2010.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 15, 2010, the Company received a Separation Agreement and Release of Claims ("Separation Agreement") from and signed by Mr. Michael Burney ("Mr. Burney"), our President and Chief Executive Officer ("CEO") in respect of his resignation as President, CEO and member of the board of directors of the Company (the "Director").

Under the Separation Agreement, Mr. Burney resigned as President, CEO and Director of the Company dated effective February 14, 2010. Furthermore the Separation Agreement included two clauses: a Release of Claims and a Mutual Non-Disparagement clause, both of which the Board cannot agree and accept for reasons including not complying with the Company's request, prior to his resignation, for work reports and contact details (the "Reports") of his activities as officer of the Company for the past 5 months. Mr. Burney has not produced any reports or information prior to his resignation.

In view of his resignation, we have asked Mr. Burney once again to produce such Reports so that a proper transfer of duties including, but not limited to, information on contacts, potential customers and any other dealing on behalf of the Company. At the date of this announcement, we still have not received any such Reports from Mr. Burney.

On February 18, 2010 the Board has accepted Mr. Burney's resignation as CEO, President and Director of the Board with effect from February 14, 2010 but has rejected the Release of Claims and Mutual Non-Disparagement clauses in the Separation Agreement.

On February 18, 2010, our board of directors appointed Mr. Xiong Xu, who is already a member of the Board, to take up the vacant positions as our President and CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2010	OAKRIDGE INTERNATIONAL CORPORATION

By: /s/ Sau Shan Ku
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Name: Sau Shan Ku
Title: Secretary